Money Master LLC
File Number: 811-21299
CIK Number: 1186239
For the Period Ending: 9/30/2007

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the six months ended September 30, 2007.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/04/2007	$50,100	Tango Finance Corp	5.30%	07/06/2007
04/04/2007	78,689	Park Avenue Receivables	5.28	05/03/2007
04/16/2007	19,000	Hudson - Thames LLC	5.32	07/16/2007
04/23/2007	27,000	Depfa Bank PLC	5.29	07/24/2007
4/25/2007	30,000	Cancara Asset Securitisa	5.29	07/25/2007
05/02/2007	26,000	Atomium Funding LLC	5.35	07/02/2007
05/11/2007	21,000	Liberty Sstsreet Funding	5.34	07/09/2007
05/11/2007	48,396	Thunder Bay Funding LLC	5.33	07/13/2007
05/14/2007	30,000	Silver Tower US Funding	5.45	06/14/2007
05/17/2007	77,190	Cancara Asset Securitisa	1.32	06/18/2007
05/24/2007	16,000	Yorktown Capital LLC	5.35	07/23/2007
06/01/2007	69,000	Brahms Funding Corp	5.29	07/31/2007
06/06/2007	32,790	Ticonderoga Funding LLC	5.35	08/10/2007
06/11/2007	31,000	Victory Receivables Corp	5.3	07/09/2007
06/19/2007	5,000	Beethoven Funding Corp	5.39	09/21/2007
07/13/2007	75,000	Hudson - Thames LLC	5.42	08/28/2007
08/31/2007	250,000	Skandinaviska Enskilda	5.58	12/03/2007
09/19/2007	45,000	Beethoven Funding Corp	6.18	12/05/2007